Exhibit 99.2

Slide 1:

Good morning I am very excited to introduce you today to the management of Blockfusion Digital Infrastructure. I am Alberto Pontonio, involved, on behalf of Blue, with the proposed business combination between Blue Acquisition Corp. and Blockfusion which is the subject of the Business Combination Agreement entered into between the parties. Post-closing the business of Blockfusion will be operated by Blockfusion Digital Infrastructure, Inc., which is referred to in this presentation as “Pubco” or the “Combined Company.”

This presentation is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any offering will be made only to eligible investors pursuant to definitive offering documents.

This presentation contains forward-looking statements, which involve risks and uncertainties including, but not limited to, statements relating to expectations, estimates or predictions about the financial and business performance and conditions of Blockfusion Digital Infrastructure, including after the Company’s transition to become a high-performance compute and AI data center, and expectations or assumptions in consummating the proposed business combination between the parties. Actual results may differ materially.

Factors that could cause results to differ include, among others, leasing, development, construction, permitting, power availability and pricing, access to capital, competition, demand for AI workload and high-power computing-ready data centers, financing and market conditions, and regulatory approvals. We do not undertake any duty to update the information we will be discussing today, and we make no representation or warranty as to its completeness or accuracy.

This presentation also includes non-GAAP financial measures, including EBITDA, run-rate EBITDA, free cash flow, and CAGR. Further information about these metrics, including definitions, a description of the GAAP measures most directly comparable to these non-GAAP metrics, and a discussion of key assumptions and limitations can be found in the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the transaction (“Registration Statement”). You are encouraged to read the accompanying presentation, associated press release and to review carefully Blue’s filings with the SEC, including the Registration Statement, for a discussion of risks that can affect the business combination, Blockfusion’s business, and the business of the combined company after completion of the proposed business combination.

Slide 6 - Alberto:

Joining me today are Alex Martini, Co-Founder and Chief Executive Officer, and Kant Trivedi, Co-Founder and Chief Operating Officer of Blockfusion. Together, they bring decades of experience in developing and operating data infrastructure projects.

Kant has 20+ years of operational leadership experience. Additionally, the involvement of Aber Whitcomb, a nominee to the post-closing board who is a technology entrepreneur with experience building and scaling digital platforms, provides strategic guidance across the design, development, and execution of Blockfusion’s projects. Aber’s role on the Pubco Board of Directors, subject to approval by Blue’s shareholders, further strengthens the company's leadership.

Slide 8 (bullet points) – Alberto:

Blockfusion is a rare combination of existing and operational 50 MW site with a proprietary pipeline of vetted sites across the US, as well as a non-binding Letter of Intent for up to 300 MW of IT load capacity. Based on current assumptions regarding the 85 MW take-or-pay capacity reflected in the LOI, the Company estimates that potential aggregate lease revenue from the offtaker tenant could be as much as approximately $2.8 billion over the initial 15-year lease term, subject to execution of definitive lease agreements on currently contemplated terms and satisfaction of applicable conditions precedent.

As you will hear more about, Blockfusion has also entered into non-binding term sheets with Sona Asset Management contemplating funding across convertible notes and a non-redemption agreement, which, if consummated on currently contemplated terms, are expected to support the execution of the Company’s business plan and HPC-AI transition.

I will now turn it over to Alex Martini CEO.

Slide 9 - Alex:

Thanks Alberto and thank you to all of those who have joined this morning. My name is Alex Martini. I am the co-founder and CEO of Blockfusion. and I’m here today with Kant Trivedi, CoFounder and Chief Operating Officer of Blockfusion.

We are excited to share some important updates on our business.

Just to refresh you on our primary asset: We currently operate a 50MW tier 1 data center in Niagara Falls, New York.

Because our power rates are approximately 50% cheaper than national average, and because of our redundant fiber connectivity on site, we have been approached by multiple off takers looking for long term leases to host their AI compute and very pleased to announce that we have now selected a leading AI company to be our prospective tenant, subject to lease execution, of course.

The non-binding LOI we signed with this off taker is for a lease of 300 MW of critical IT load, of which 85MW is expected to be delivered in phase one on a take-or-pay basis.

The transaction with Blue and the foregoing anticipated financing transactions, are expected, subject to redemptions, to provide the capital needed to complete initial steps in the upgrade of our current Niagara Falls facility

With the anticipated capital support, we also expect to expand beyond our current 50MW, with a target pathway to over 300MW of critical IT load – we also expect to increase our property size from 5 acres currently to approximately 40 acres once the new land acquisition is completed

Let me turn it over to Kant to talk more about the unique advantages of the Niagara facility.

Slide 10 – Kant:

Let me start with what makes our Niagara Falls facility so powerful as an HPC/AI destination.

Our proximity to Niagara Falls gives us access to clean, stable, renewable power. At an all-in cost of approximately 6 cents per kWh, our cost is expected to be roughly half that of the national average. Energy is the dominant cost driver in this business, so that matters. As one of the lower-cost, stable power markets in the country, we’ve had several companies approach us because we have power now that we believe can scale over time.

Reliability, cost, and clean energy — we check all three boxes.

Blockfusion’s energized power is available today, and we anticipate utilizing our power access and incoming campus features to accelerate our timeline to deployment for AI workloads. The ability to move quickly is becoming one of the most valuable differentiators in the sector.

The site itself is in NYISO Zone A West, one of the most reliable and cost efficient zones in the country. And equally important for our clients is the fact that we are powered by low-carbon power capacity.

Slide 11 – Alex:

Our location and the anticipated ability to scale rapidly to over 300MW were among the reasons we had multiple off takers bidding for the site. Ultimately we selected a leading AI company and we are working toward finalizing the lease agreement. We expect to sign the lease before the closing of the business combination. Let me describe the current LOI terms: the LOI contemplates 300MW of IT load to be delivered in multiple phases. Phase 1 is expected to be 85MW on a take-or-pay basis with a 15-year term and two 5-year extension options. Phase 2 build out is anticipated to begin in early 2028 and continue until completion. The projected revenue for Phase 1, based on current assumptions and subject to execution of definitive lease agreements, is approximately $2.8 billion, and assuming all renewal options are exercised, as much as approximately $5.4 billion. Blockfusion management regards these as attractive commercial terms and we expect this customer may continue to expand throughout our Niagara campus and beyond.

Slide 12 – Kant:

Our forecasts incorporate a proposed long-term, take-or-pay lease with an AI customer, consistent with the LOI currently under discussion. While subject to final documentation, this framework provides Blockfusion management with a high degree of visibility into future revenue streams upon build-out, financing and lease execution.

The expected structure is multi-year and capacity-based, supporting a recurring, infrastructure-like revenue profile as capacity is delivered.

Revenues are projected to ramp in line with phased capacity deployment, providing what we believe is a clear path to full utilization of the 85 megawatt campus, subject to execution of definitive lease agreements and construction timelines. Our project timeline indicates that the first 25MW is targeted for delivery during 2027.

Based on current Blockfusion management forecasts and assumptions, year 2029 represents the first full year in which the 85 megawatts are fully deployed and billed under the take-or-pay structure.

At that point, based on current management forecasts and assumptions, the Company projects approximately $150 million of net revenues and approximately $100 million of EBITDA, implying an EBITDA margin of roughly 65% at scale, assuming the accuracy of the assumptions incorporated into our financial model. These projections are forward-looking and subject to significant risks and uncertainties.

That projected margin profile is broadly consistent with scaled digital infrastructure and data center platforms, reflecting the operating leverage that we believe is embedded in the model.

The anticipated take-or-pay structure mitigates demand variability and supports greater predictability of cash flows.

On the capex side, the 85MW project is estimated to cost approximately $900 million or about $10.5 million per MW of critical IT Load, based on current plans and subject to change.

Slide 13 – Alex:

Conditions in the digital infrastructure sector allowed us to engage with multiple institutional investors. Ultimately, we selected SONA Asset Management to lead the investment round. The non-binding Term Sheet Blockfusion entered into with Sona contemplates the issuance of $175M in convertible notes at a premium and without any resets, as well as a $33M Non-Redemption Agreement (NRA) with Blue, which, if consummated, would together provide a significant portion of the capital anticipated to be needed to execute the critically important initial elements of our business plan.

Slide 14 – Kant:

For many months, we have been working through technical requirements with this leading AI company, with the goal of aligning our infrastructure with the demands of their large-scale AI deployments. They told us what they needed for their next wave of GPU deployments. They asked us to work with engineering firms who build for hyperscalers. We did that. We partnered with Gensler, JB&B, Thornton Tomasetti, and others to build AI-specific designs.

These aren’t just generic co-location plans. They are intended to incorporate resiliency, cooling, and power architecture that we believe are mission-critical. We understand construction is complex with supply chain considerations, timelines, and costs all top of mind for investors. We have worked to validate our designs, budget, and build timelines with these partners who deliver at scale, with the objective of addressing major factors upfront.

Slide 15 – Kant:

The Niagara facility is being redeveloped specifically for ultra-high-density GPU clusters, with up to 200 kW racks, liquid cooling, and the ability to evolve with technology advancements. We are working to upgrade from a Tier 1 to a Tier 3 architecture. That is expected to provide the fault tolerance, cooling performance, and dual-path electrical reliability needed for enterprise-grade HPC/AI workloads. This upgrade is intended to enable us to pursue premium pricing, multi-year recurring revenue, and long-term contracts. It is intended to position us in the HPC/AI data center market, not the legacy hosting market.

Slide 16 – Kant:

What you’re seeing today is intended to be just the beginning. We plan to expand as we upgrade, using proceeds from the business combination, revenues from offtake agreements, and other capital sources to further expand our developing campus, subject to market conditions and financing availability. That approach is intended to allow us to bring additional capacity online. This is the foundation of what we believe can be a scalable AI compute platform.

Slide 17 – Kant:

Speed to market is important. Building a greenfield data center today typically takes five to seven years, and much of that is waiting for power. We already have the power. With our designs advanced and our partners in place, we believe we can start to deliver capacity during 2027, subject to construction, permitting, and other execution risks.

Slide 19 – Alberto:

Blockfusion’s pre-money equity value for business combination purposes was originally set at $450 million. The progress in terms of expansion pipeline, off take agreement, and funding has prompted us to include a 9.25 M shares earnout, issuable ratably upon the achievement of increasing VWAP trading price-based price thresholds. Ancticipated capital, including a prospective convertible debt structure and approximately $33 million in a non-redemption agreement, is anticipated to mitigate closing and financing risks, subject to definitive documentation. Blockfusion shareholders will roll 100% of their interests into the deal and are expected to retain majority ownership in the company immediately after the closing, along with Blockfusion management receiving multiple-voting shares to preserve continuity.

Following the close, the founding team is expected to continue to retain significant control while bringing in a disciplined institutional partner that aligns with the Company’s growth trajectory.

Slide 20 – Alberto:

This slide presents a broad set of data center peers. We’ve focused our analysis on operators with operational backgrounds bearing similarities to Blockfusion and its planned AI data center, showing both guideline companies who have pivoted toward AI infrastructure and those that have already leased significant power to AI companies on the left side.

We also include, for reference, companies with similar operational stories that are actively transitioning into AI infrastructure but have not yet secured AI power leases on the right.

It’s worth noting that the market tends to reward those who have already executed, rather than those still in transition. As Blockfusion moves from LOI to its first major AI lease, we believe the Company’s valuation may begin to converge with these established peers, subject to market conditions and successful execution.

Assuming a $573 million total enterprise value for Blockfusion, the Company would be valued at approximately 5.6x run-rate EBITDA based on management’s 2029 EBITDA forecast — which we believe represents a discount to both groups of peers. The discount may be even more significant when you look at the company’s valuation without including the potential earnout. Operators with signed AI leases are trading at median multiples well above 20x based on broker consensus estimates, and even those still in transition are valued higher than Blockfusion’s illustrative multiple.

The illustrative 5.6x multiple is based on Blockfusion’s management’s estimated full-capacity 2029 EBITDA run-rate. However, market precedent shows that investors and analysts begin to value platforms like Blockfusion on a run-rate basis as soon as a major lease agreement is signed.

In summary, we believe Blockfusion may offer an attractive entry point—at what appears to be a valuation discount—into a growing segment of the data center market. The investment thesis is centered on Blockfusion’s ability to execute on AI leasing, and we believe the Company’s platform and team are positioned to pursue that objective.

Slide 22 – Alex:

In summary

Our team has a proven track record of building, operating, and scaling mission-critical data center and communications infrastructure across the US and Canada.

We selected our initial location in Niagara Falls over 7 years ago because we immediately understood the importance of owning an operating substation in an area with plenty of clean, low-cost power.

Our growth strategy contemplates expanding our geographic footprint over time, subject to market conditions and capital availability.

We strongly believe that going public will allow us to partner with the right institutional investors and provide the capital needed to accelerate our business plan.

IMPORTANT NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Forward-Looking Statements

This script includes “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements include, but are not limited to, statements regarding the Business Combination and associated potential financing and Company commercial transactions including expectations, hopes, beliefs, intentions, strategies, plans, prospects, estimates and projected financial and operating results; the anticipated benefits and timing of consummation, if any, of the proposed Business Combination; the negotiation and execution of definitive offtake lease agreements contemplated by anchor lease LOI and the capacity, term and economics thereof; estimated aggregate lease revenue; the availability, allocation of additional power and receipt of necessary permits related to the Niagara Falls campus and the Company’s expansion and build-out plans; the negotiation and execution of definitive agreements related to the potential Convertible Notes and the NRA, and the funding and closing of such transactions; the Company’s prospective post-closing capital expenditures and associated financing plans and activities; the Company’s land acquisition initiatives; expected development capacity, including MW development targets; the anticipated receipt by the Company of sufficient capital to fund the Company’s development plans, subject to identification of additional financing sources, and the terms of any such financing transactions; the assets that may be held by Blockfusion and Pubco after the closing and estimated value thereof; Pubco’s listing on any securities exchange at and following the closing; the satisfaction of closing conditions to the Business Combination and the level of redemptions of Blue’s public shareholders in connection with the closing; and the transaction parties’ expectations, intentions, strategies, assumptions or beliefs about future events, results of operations or performance. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “pathway,” “potential,” “plan,” “may,” “should,” “target,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean a statement is not forward-looking.

Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results to differ materially from the forward-looking statements in this script, including, but not limited to: the risk that the Business Combination may not be completed in a timely manner or at all; the fact that anticipated proceeds to Pubco and Blockfusion from the Business Combination and associated potential financing transactions may be different from current expectations; that possibility that the anchor lease LOI may not result in definitive lease agreements on the contemplated terms or at all; that actual future lease revenue derived from an anchor offtake lease agreement, if any, may be different from Company management’s current expectations thereof relative to timelines, aggregate or incremental amounts, lease extensions, IT load expansions and otherwise; that some or all of the currently contemplated financing transactions may not be consummated on a timely manner or at all, if completed, may be on terms different from the terms reflected in non-binding term sheets and remain subject to entry into definitive documentation; the possibility that the Company’s anticipated expansion plans may not be achieved within the anticipated timelines therefor or at all; the risk that the Company will not be able to secure the quantum of supplemental financing that will be require to fulfill its business plans and the requirements of anchor and other offtake lease tenants or that, if such funding is available, it will not be on terms acceptable to Blockfusion; the risk that energy infrastructure regulations may impact the achievement of MW capacity targets; the competitive landscape for AI and HPC infrastructure and technological developments; risks related to the Company’s ability to obtain required permits, approvals and interconnection on the anticipated timeline; construction, development, supply-chain and cost risks; failure of the parties to satisfy the closing conditions to the Business Combination (including the approval of Blue’s shareholders); the level of redemptions of Blue’s public shareholders; the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after the closing of the Business Combination; changes in business, market, financial, political and regulatory conditions or the availability and pricing of power, among other risks.

The foregoing list of risk factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” sections of Blue’s IPO prospectus, Blue’s quarterly and annual public filings, the Registration Statement, including the proxy Statement/prospectus contained therein, and other documents that have been or will be filed by Blue and Pubco from time to time with the SEC. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from statements contained in this script and other communications by Blue and Blockfusion. There may be additional risks that neither Blue nor Blockfusion presently know or that Blue or Blockfusion currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Due to the inherent risks and uncertainties associated with forward-looking statements, readers are cautioned not to put undue reliance on forward-looking statements, and none of Blue, Blockfusion and Pubco assumes any obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Blue, Blockfusion, nor Pubco give any assurance that any of Blue, Blockfusion or Pubco will achieve results consistent with management’s current expectations and beliefs. The inclusion of any statement in this script does not constitute an admission by Blue, Blockfusion, Pubco or any other person that the events or circumstances described in such statement are material.

Additional Information and Where to Find It

In connection with the proposed Business Combination, Pubco and Blockfusion have filed with the SEC a Registration Statement on Form S-4 on December 8, 2025, as amended on February 9, 2026 and May 1, 2026 (as may be further amended, the “Registration Statement”), which includes a preliminary proxy statement of Blue and a prospectus (the “Proxy Statement/Prospectus”) in connection with the Business Combination to be effected subject to and in accordance with the terms of the Business Combination Agreement. The definitive proxy statement and other relevant documents will be mailed to shareholders of Blue as of a record date to be established for voting on the Business Combination and other matters as described in the Proxy Statement/Prospectus. Blue and/or Pubco will also file other documents regarding the Business Combination with the SEC. This script does not contain all of the information that should be considered concerning the Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS OF BLUE AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND AMENDMENTS THERETO, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH BLUE’S SOLICITATION OF PROXIES FOR THE EXTRAORDINARY GENERAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE BUSINESS COMBINATION AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT BLUE, BLOCKFUSION, PUBCO AND THE BUSINESS COMBINATION.

Investors and security holders will also be able to obtain copies of the Registration Statement, the Proxy Statement/Prospectus and all other documents filed or that will be filed with the SEC by Blue and Pubco, without charge, once available, on the SEC’s website at www.sec.gov, or by directing a request to: Blue Acquisition Corp., 1601 Anita Lane, Newport Beach CA, 92660; or upon written request to Blockfusion Data Centers, Inc. at 447 Broadway, 2nd Floor, #538, New York, NY 10013, respectively.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS COMMUNICATION. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in the Solicitation

Blue, Blockfusion, Pubco and their respective directors, executive officers, certain of their equity holders and other members of management and employees may be deemed under SEC rules to be participants in the solicitation of proxies from Blue’s shareholders in connection with the Business Combination. A list of the names of such persons, and information regarding their interests in the Business Combination and their ownership of Blue’s securities are, or will be, contained in Blue’s filings with the SEC, including the final prospectus for Blue’s initial public offering filed with the SEC on June 12, 2025 (the “IPO Prospectus”). Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Blue’s shareholders in connection with the Business Combination, including the names and interests of Blockfusion’s and Pubco’s respective directors or managers and executive officers, will be set forth in the Registration Statement and Proxy Statement/Prospectus, which has been filed by Pubco and Blockfusion with the SEC. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This script and the information contained herein is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of Blue, Blockfusion or Pubco, or any commodity or instrument or related derivative of Blue or Pubco, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

If the the Convertible Notes financing described in this script is pursued and consummated, Convertible Notes are expected to be issued through a private placement in reliance on exemptions from registration under the Securities Act. Neither the Convertible Notes, if issued, nor the shares of Pubco common stock issuable upon conversion of such Convertible Notes, if any, will be registered under the Securities Act, or any state securities laws. As a result, neither the Convertible Notes nor any shares of Pubco common stock issuable upon conversion of the Convertible Notes may be offered or sold in the United States except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the Convertible Notes, if offered, will only be sold to persons reasonably believed to be “qualified institutional buyers” under Rule 144A of the Securities Act. This script is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or any shares of Pubco common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Operating and Financial Forecasts

This script contains certain financial and operating forecasts, including statements regarding the future potential business of Blockfusion (the “Blockfusion HPC/AI Business”) following the Company’s implementation of its HPC/AI business transaction plans. All statements regarding the future potential Blockfusion HPC/AI Business are speculative and forward-looking, and actual results that may be associated with the Blockfusion HPC/AI Business, if established, may be different, perhaps significantly, than management’s current plans, expectations and estimates. All statements in this script with regard to the Blockfusion HPC/AI Business are based on unaudited forecasts, which take into account numerous assumptions, some or all of which may prove inaccurate. Certain of these assumptions are briefly described in this script but there are many other assumptions incorporated into the forecasts, all of which have associated risks and uncertainties. Among these assumptions are assumptions related to Blockfusion’s ability to access material amounts of capital, the Company’s ability to attract and retain offtake agreements on favorable terms, to execute on expansion opportunities to increase MW capacity and deployment capabilities and other assumptions. Even if the Blockfusion HPC/AI Business is established in accordance with management’s plans, the future Blockfusion HPC/AI Business may not achieve the results management currently predicts, within the timeline or predicted costs, or at all. Readers of this script are urged not to place undue reliance on speculative information, as these forecasts may not be indicative of actual future results. The forecasts described herein represent information developed by the Company’s management based on information available to management as of the dates such forecasts were prepared. Additionally, aspects of the forecasts incorporate historical information about the Company which is unaudited and has not been reviewed by independent auditors of Blue Acquisition, Pubco or the Company. These unaudited financial projections should not be relied upon as being necessarily indicative of future results and there is a risk you may lose your entire investment. The assumptions and estimates underlying the unaudited financial projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective unaudited financial projections. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Pubco or Blockfusion or that actual results will not differ materially from those presented in the unaudited financial projections.

Industry and Market Data

This script includes certain market data and other statistical information from third-party industry publications and sources as well as from research reports prepared for other purposes. None of the companies identified in this script nor any of their respective representatives has independently verified the accuracy or completeness of this information and cannot assure you of the data’s accuracy or completeness. Some data is also based on the Company’s good faith estimates, which are derived from both internal sources and the third-party sources. None of the transaction parties nor any of their representatives make any representation or warranty with respect to the accuracy of such information and Blue, Pubco and the Company each expressly disclaim any responsibility or liability for any damages or losses in connection with the use of such information herein.

Non-GAAP Financial Measures

This script includes certain financial measures not presented in accordance with generally accepted accounting principles ("GAAP"), including, but not limited to, earnings before interest, taxes, depreciation and amortization ("EBITDA") and other metrics or measures related to the future potential Blockfusion HPC/AI Business, following the Company’s transition, assuming such plans are executed in accordance with Company management expectations (as further described above under “Operating and Financial Forecasts”). Note that other companies may calculate non-GAAP financial measures differently, and, therefore, such financial measures may not be directly comparable to similarly titled measures of other companies. Further, these non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing Blockfusion's financial results or the potential future results of the Blockfusion HPC/AI Business after the Company’s anticipated transition to become an HPC/AI data center. Therefore, these measures, and other measures that are calculated using such non-GAAP measures, should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Pubco and Blockfusion's presentation of these measures may not be comparable to similarly titled measures used by other companies.